Exhibit 21.1
VAREX IMAGING CORPORATION
LIST OF SUBSIDIARIES
as of October 3, 2025

Name	Jurisdiction of Incorporation
Direct Conversion Ltd	United Kingdom
Irradiation Systems, LLC	Nevada, USA
MeVis Medical Solutions AG (73.7%)	Germany
MeVis Breastcare GmbH (86.1%)	Germany
MeVis Breastcare GmbH & Co. KG (86.1%)	Germany
Oy Varex Imaging Finland Ltd.	Finland
Varex Imagens Brasil, Ltda.	Brazil
Varex Imaging Americas Corporation	Illinois, USA
Varex Imaging Arabia, LLC (75%)	Saudi Arabia
Varex Imaging Deutschland AG	Germany
Varex Imaging Equipment (China) Co., Ltd.	China
Varex Imaging France SARL	France
Varex Imaging Group Nederland B.V.	Netherlands
Varex Imaging Holdings, Inc.	Delaware, USA
Varex Imaging India Private Limited	India
Varex Imaging International AG	Switzerland
Varex Imaging International Holdings B.V.	Netherlands
Varex Imaging Investments B.V.	Netherlands
Varex Imaging Italia Srl	Italy
Varex Imaging Japan, K.K.	Japan
Varex Imaging Manufacturing India Private Limited	India
Varex Imaging Mexico, S. de R.L. de C.V.	Mexico
Varex Imaging Nederland B.V.	Netherlands
Varex Imaging Philippines, Inc.	Philippines
Varex Imaging Spain S.L.	Spain
Varex Imaging Sweden AB	Sweden
Varex Imaging Technologies (Beijing) Co. Ltd.	China
Varex Imaging UK Limited	United Kingdom
Varex Imaging West Holdings, Inc.	Delaware, USA
Varex Imaging West, LLC	Delaware, USA
Virtual Media Integration, LLC	Delaware, USA